Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces Fourth Quarter and Full Year 2016 Results
Provides 2017 Outlook
Agrees to Acquire NES Rentals

STAMFORD, Conn. – January 25, 2017 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 2016.

For the fourth quarter of 2016, total revenue was $1.523 billion and rental revenue was $1.298 billion, compared with $1.523 billion and $1.278 billion, respectively, for the same period the prior year. On a GAAP basis, the company reported fourth quarter net income of $153 million, or $1.801 per diluted share, compared with $169 million, or $1.81 per diluted share, for the same period the prior year.

Adjusted EPS2 for the quarter was $2.67 per diluted share, compared with $2.19 for the same period the prior year. Adjusted EBITDA2 was $749 million and adjusted EBITDA margin was 49.2% for the quarter, compared with $744 million and 48.9%, respectively, for the same period the prior year.

For the full year 2016, total revenue was $5.762 billion and rental revenue was $4.941 billion, compared with $5.817 billion and $4.949 billion, respectively, for 2015. On a GAAP basis, full year net income was $566 million, or $6.45 per diluted share, compared with $585 million, or $6.07 per diluted share, for 2015.

Adjusted EPS for the full year was $8.65 per diluted share, compared with $8.02 per diluted share for 2015. Adjusted EBITDA was $2.759 billion and adjusted EBITDA margin was 47.9% for the full year, compared with $2.832 billion and 48.7%, respectively, for 2015.

NES Acquisition
The company announced today that it has entered into a definitive agreement under which it will acquire NES Rentals Holdings II, Inc. ("NES") for approximately $965 million in cash. The transaction is expected to close early in the second quarter of 2017, subject to Hart-Scott-Rodino clearance and customary conditions. The company plans to update its 2017 financial outlook, noted below, to reflect the combined operations upon completion of the transaction. Please refer to the company's press release issued today for additional information on the NES transaction.

2016 Highlights

•
For the fourth quarter of 2016, rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 1.6% year-over-year. Within rental revenue, owned equipment rental revenue increased 1.9%, reflecting an increase of 4.3% in the volume of equipment on rent partially offset by a 1.8% decrease in rental rates.

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1.	GAAP net income and diluted earnings per share for the fourth quarter of 2016 includes a debt extinguishment loss of $40 million, or $0.47 per diluted share.

2.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the special items noted in the tables below. See the tables below for amounts.

•
For the full year 2016, total revenue decreased 0.9% year-over-year, and rental revenue decreased 0.2%[3]. Within rental revenue, owned equipment rental revenue decreased 0.3%, reflecting a 2.2% decrease in rental rates largely offset by an increase of 3.1% in the volume of equipment on rent.

•	For the fourth quarter of 2016, time utilization increased 110 basis points year-over-year to 69.3%. Full year 2016 time utilization increased 60 basis points year-over-year to 67.9%.

•	For the fourth quarter and full year 2016, the company’s Trench, Power and Pump specialty segment's rental revenue increased by approximately 10% year-over-year, primarily on a same store basis.

•
For the fourth quarter of 2016, the company generated $135 million of proceeds from used equipment sales at a GAAP gross margin of 43.0% and an adjusted gross margin of 49.6%, compared with $157 million of proceeds at a GAAP gross margin of 40.1% and an adjusted gross margin of 46.5% the prior year.[4]

•
For the full year 2016, the company generated $496 million of proceeds from used equipment sales at a GAAP gross margin of 41.1% and an adjusted gross margin of 48.2%, compared with $538 million of proceeds at a GAAP gross margin of 42.2% and an adjusted gross margin of 47.6% for the prior year.

•
For the full year 2016, the company generated $1.953 billion of net cash provided by operating activities and $1.182 billion of free cash flow[5], compared with $1.995 billion and $919 million, respectively, for the same period last year. Net rental capital expenditures were $750 million, compared with $996 million for the same period last year.

•
During 2016, the company 1) redeemed all $300 million of its 8 1/4 % Senior Notes due 2020, all $750 million of its 7 3/8 % Senior Notes due 2021, and $850 million of its 7 5/8 % Senior Notes due 2022, and 2) issued $750 million of 5 7/8 % Senior Notes due 2026 and $750 million of 5 1/2 % Senior Notes due 2027.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "We were very pleased with our fourth quarter results, which benefited from broad-based demand. While rental rates remained a year-on-year headwind, our sequential rate performance was somewhat better than expected, and OEC volumes were robust through the end of the quarter. These factors helped us exceed the upper-band of guidance on total revenue, adjusted EBITDA and free cash flow for the full year."

Kneeland continued, "2017 should be a year of notable growth for us on several fronts. We expect to close the NES acquisition early in the second quarter and immediately embark on our integration plan. The transaction should be accretive to earnings, revenue, EBITDA and free cash flow this year. Once the acquisition is complete, we will issue new 2017 guidance to reflect the combined operations."

Kneeland added, “In addition to M&A investment, we expect our performance to be driven by broad-based market opportunities and growing demand. Our confidence in the cycle is supported by internal data, customer sentiment, and the strength of key leading indicators. Longer-term, we expect our 2017 strategic investments in increased capital spending, sales and marketing, digital and Project XL to extend our market position and enhance future profitability."

_______________

3.	The year-over-year rental revenue decrease includes the adverse impact of currency. Excluding this impact, year-over-year, rental revenue would have increased 0.2% for the full year 2016.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

5.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

2017 Outlook

The company provided the following outlook for the full year 2017. The company plans to update its 2017 outlook upon completion of the NES acquisition.

	2017 Outlook	2016 Actual
Total revenue	$5.75 billion to $5.95 billion	$5.762 billion
Adjusted EBITDA[6]	$2.7 billion to $2.85 billion	$2.759 billion
Net rental capital expenditures after gross purchases	$900 million to $1.05 billion, after gross purchases of $1.4 billion to $1.5 billion	$750 million net, $1.246 billion gross
Net cash provided by operating activities	$1.675 billion to $1.875 billion	$1.953 billion
Free cash flow	$650 million to $750 million	$1.182 billion

Free Cash Flow and Fleet Size
For the full year 2016 and 2015, net cash provided by operating activities was $1.953 billion and $1.995 billion, respectively. For the full year 2016, free cash flow was $1.182 billion, after total rental and non-rental gross capital expenditures of $1.339 billion. By comparison, free cash flow for the full year 2015 was $919 million after total rental and non-rental gross capital expenditures of $1.636 billion.

The size of the rental fleet was $8.99 billion of original equipment cost at December 31, 2016, compared with $8.73 billion at December 31, 2015. The age of the rental fleet was 45.2 months on an OEC-weighted basis at December 31, 2016, compared with 43.1 months at December 31, 2015.

Share Repurchase Program

In 2016, the company repurchased $517 million of common stock under its previously announced $1 billion share repurchase program. $373 million remains to be purchased under the program. In October 2016, the company paused repurchases under the program as it evaluated a number of potential acquisition opportunities. Earlier today, the company entered into a definitive agreement to acquire NES in an all cash transaction. United Rentals intends to complete the share repurchase program; however, it will re-evaluate its decision to do so as it integrates NES and assesses other potential uses of capital.

Return on Invested Capital (ROIC)

Return on invested capital was 8.3% for the year ended December 31, 2016, a decrease of 50 basis points year-over-year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.7

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 26, 2017, at 11:00 a.m. Eastern Time. The conference call number is 844-515-1184 (international: 478-219-0888). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 47825270.
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6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below

7.	When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.2% for the year ended December 31, 2016, a decrease of 70 basis points year-over-year.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 887 rental locations in 49 states and every Canadian province. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $8.99 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the 2008-2010 economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$1,298	$1,278	$4,941	$4,949
Sales of rental equipment	135	157	496	538
Sales of new equipment	48	47	144	157
Contractor supplies sales	19	19	79	79
Service and other revenues	23	22	102	94
Total revenues	1,523	1,523	5,762	5,817
Cost of revenues:
Cost of equipment rentals, excluding depreciation	471	467	1,862	1,826
Depreciation of rental equipment	255	252	990	976
Cost of rental equipment sales	77	94	292	311
Cost of new equipment sales	40	40	119	131
Cost of contractor supplies sales	14	13	55	55
Cost of service and other revenues	9	9	41	38
Total cost of revenues	866	875	3,359	3,337
Gross profit	657	648	2,403	2,480
Selling, general and administrative expenses	186	180	719	714
Merger related costs	—	—	—	(26)
Restructuring charge	6	5	14	6
Non-rental depreciation and amortization	63	66	255	268
Operating income	402	397	1,415	1,518
Interest expense, net	162	107	511	567
Other income, net	(2)	(2)	(5)	(12)
Income before provision for income taxes	242	292	909	963
Provision for income taxes	89	123	343	378
Net income	$153	$169	$566	$585
Diluted earnings per share	$1.80	$1.81	$6.45	$6.07

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$312	$179
Accounts receivable, net	920	930
Inventory	68	69
Prepaid expenses and other assets	61	116
Total current assets	1,361	1,294
Rental equipment, net	6,189	6,186
Property and equipment, net	430	445
Goodwill	3,260	3,243
Other intangible assets, net	742	905
Other long-term assets	6	10
Total assets	$11,988	$12,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$597	$607
Accounts payable	243	271
Accrued expenses and other liabilities	344	355
Total current liabilities	1,184	1,233
Long-term debt	7,193	7,555
Deferred taxes	1,896	1,765
Other long-term liabilities	67	54
Total liabilities	10,340	10,607
Common stock	1	1
Additional paid-in capital	2,288	2,197
Retained earnings	1,654	1,088
Treasury stock	(2,077)	(1,560)
Accumulated other comprehensive loss	(218)	(250)
Total stockholders’ equity	1,648	1,476
Total liabilities and stockholders’ equity	$11,988	$12,083

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$153	$169	$566	$585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	318	318	1,245	1,244
Amortization of deferred financing costs and original issue discounts	2	2	9	10
Gain on sales of rental equipment	(58)	(63)	(204)	(227)
Gain on sales of non-rental equipment	(1)	(2)	(4)	(8)
Stock compensation expense, net	12	12	45	49
Merger related costs	—	—	—	(26)
Restructuring charge	6	5	14	6
Loss on repurchase/redemption of debt securities and amendment of ABL facility	65	—	101	123
Excess tax benefits from share-based payment arrangements	(5)	52	(58)	(5)
Increase in deferred taxes	33	242	123	336
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	8	61	15	(11)
Decrease in inventory	4	8	1	8
Decrease (increase) in prepaid expenses and other assets	2	(55)	77	(38)
Decrease in accounts payable	(166)	(203)	(29)	(8)
(Decrease) increase in accrued expenses and other liabilities	(50)	(108)	52	(43)
Net cash provided by operating activities	323	438	1,953	1,995
Cash Flows From Investing Activities:
Purchases of rental equipment	(101)	(109)	(1,246)	(1,534)
Purchases of non-rental equipment	(28)	(26)	(93)	(102)
Proceeds from sales of rental equipment	135	157	496	538
Proceeds from sales of non-rental equipment	2	3	14	17
Purchases of other companies, net of cash acquired	—	—	(28)	(86)
Purchases of investments	(2)	(3)	(2)	(3)
Net cash provided by (used in) investing activities	6	22	(859)	(1,170)
Cash Flows From Financing Activities:
Proceeds from debt	2,940	1,113	8,752	8,566
Payments of debt	(3,202)	(1,389)	(9,223)	(8,482)
Payment of contingent consideration	—	—	—	(52)
Payments of financing costs	(12)	—	(24)	(27)
Proceeds from the exercise of common stock options	1	—	1	1
Common stock repurchased	(40)	(122)	(528)	(789)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	3	—	3
Excess tax benefits from share-based payment arrangements	5	(52)	58	5
Net cash used in financing activities	(308)	(447)	(964)	(775)
Effect of foreign exchange rates	(6)	(5)	3	(29)
Net increase in cash and cash equivalents	15	8	133	21
Cash and cash equivalents at beginning of period	297	171	179	158
Cash and cash equivalents at end of period	$312	$179	$312	$179
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$85	$5	$99	$60
Cash paid for interest	121	143	415	447

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
General Rentals
Reportable segment equipment rentals revenue	$1,099	$1,097	0.2%	$4,166	$4,241	(1.8)%
Reportable segment equipment rentals gross profit	482	480	0.4%	1,725	1,819	(5.2)%
Reportable segment equipment rentals gross margin	43.9%	43.8%	10 bps	41.4%	42.9%	(150) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$199	$181	9.9%	$775	$708	9.5%
Reportable segment equipment rentals gross profit	90	79	13.9%	364	328	11.0%
Reportable segment equipment rentals gross margin	45.2%	43.6%	160 bps	47.0%	46.3%	70 bps
Total United Rentals
Total equipment rentals revenue	$1,298	$1,278	1.6%	$4,941	$4,949	(0.2)%
Total equipment rentals gross profit	572	559	2.3%	2,089	2,147	(2.7)%
Total equipment rentals gross margin	44.1%	43.7%	40 bps	42.3%	43.4%	(110) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Numerator:
Net income available to common stockholders	$153	$169	$566	$585
Denominator:
Denominator for basic earnings per share—weighted-average common shares	84.4	92.7	87.2	95.2
Effect of dilutive securities:
Employee stock options	0.3	0.3	0.3	0.3
4 percent Convertible Senior Notes	—	0.3	—	0.7
Restricted stock units	0.4	0.3	0.3	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	85.1	93.6	87.8	96.4
Diluted earnings per share	$1.80	$1.81	$6.45	$6.07

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Earnings per share - GAAP, as reported	$1.80	$1.81	$6.45	$6.07
After-tax impact of:
Merger related costs (1)	—	—	—	(0.17)
Merger related intangible asset amortization (2)	0.29	0.28	1.12	1.15
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	—	—	(0.02)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.06	0.07	0.25	0.19
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	—	(0.01)	(0.02)
Restructuring charge (6)	0.05	0.03	0.11	0.04
Asset impairment charge (7)	—	—	0.03	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.47	—	0.70	0.78
Earnings per share - adjusted	$2.67	$2.19	$8.65	$8.02
Tax rate applied to above adjustments (8)	37.9%	38.4%	38.2%	38.6%

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Reflects severance costs and branch closure charges associated with our restructuring programs, all of which were closed as of December 31, 2016.

(7)	Reflects write-offs of leasehold improvements and other fixed assets in connection with our restructuring programs.

(8)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entity.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$153	$169	$566	$585
Provision for income taxes	89	123	343	378
Interest expense, net	162	107	511	567
Depreciation of rental equipment	255	252	990	976
Non-rental depreciation and amortization	63	66	255	268
EBITDA (A)	$722	$717	$2,665	$2,774
Merger related costs (1)	—	—	—	(26)
Restructuring charge (2)	6	5	14	6
Stock compensation expense, net (3)	12	12	45	49
Impact of the fair value mark-up of acquired RSC fleet (4)	9	10	35	29
Adjusted EBITDA (B)	$749	$744	$2,759	$2,832

(A) Our EBITDA margin was 47.4% and 47.1% for the three months ended December 31, 2016 and 2015, respectively, and 46.3% and 47.7% for the year ended December 31, 2016 and 2015, respectively.
(B) Our adjusted EBITDA margin was 49.2% and 48.9% for the three months ended December 31, 2016 and 2015, respectively, and 47.9% and 48.7% for the year ended December 31, 2016 and 2015, respectively.

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance costs and branch closure charges associated with our restructuring programs, all of which were closed as of December 31, 2016.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$323	$438	$1,953	$1,995
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(2)	(9)	(10)
Gain on sales of rental equipment	58	63	204	227
Gain on sales of non-rental equipment	1	2	4	8
Merger related costs (1)	—	—	—	26
Restructuring charge (2)	(6)	(5)	(14)	(6)
Stock compensation expense, net (3)	(12)	(12)	(45)	(49)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(65)	—	(101)	(123)
Excess tax benefits from share-based payment arrangements	5	(52)	58	5
Changes in assets and liabilities	214	137	101	194
Cash paid for interest	121	143	415	447
Cash paid for income taxes, net	85	5	99	60
EBITDA	$722	$717	$2,665	$2,774
Add back:
Merger related costs (1)	—	—	—	(26)
Restructuring charge (2)	6	5	14	6
Stock compensation expense, net (3)	12	12	45	49
Impact of the fair value mark-up of acquired RSC fleet (4)	9	10	35	29
Adjusted EBITDA	$749	$744	$2,759	$2,832

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the year ended December 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance costs and branch closure charges associated with our restructuring programs, all of which were closed as of December 31, 2016.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment, and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$323	$438	$1,953	$1,995
Purchases of rental equipment	(101)	(109)	(1,246)	(1,534)
Purchases of non-rental equipment	(28)	(26)	(93)	(102)
Proceeds from sales of rental equipment	135	157	496	538
Proceeds from sales of non-rental equipment	2	3	14	17
Excess tax benefits from share-based payment arrangements (1)	5	(52)	58	5
Free cash flow	$336	$411	$1,182	$919

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the three months or years ended December 31, 2016 or 2015, as they do not result in increased cash flows until the associated income taxes are settled.

The table below provides a reconciliation between 2017 forecasted net cash provided by operating activities and free cash flow. The company plans to update its 2017 outlook upon completion of the NES acquisition.

Net cash provided by operating activities	$1,675- $1,875
Purchases of rental equipment	$(1,400)-$(1,500)
Proceeds from sales of rental equipment	$450-$500
Purchases of non-rental equipment, net of proceeds from sales	$(75)-$(125)
Free cash flow	$650- $750